EX-99.23(m)(3)
                                JNL SERIES TRUST

                           BROKERAGE ENHANCEMENT PLAN


WHEREAS, JNL Series Trust (the "Trust") engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act");

WHEREAS, the Board of Trustees of the Trust (the "Board") has determined that, subject to the requirement to seek best price and execution, it is appropriate and desirable for the Trust to use certain brokerage commissions generated on the purchase and sale of portfolio securities to finance activities that are primarily intended to result in the sale of its shares (the "Brokerage Enhancement Plan" or the "Plan") either directly or through the sale of variable annuity or variable life insurance contracts (the "Variable Contracts") for which the Trust serves as an underlying investment vehicle;

WHEREAS, shares of common stock of the Trust are currently divided into series, those of which are subject to the Plan being listed on Schedule A hereto (the "Series"), which Schedule can be amended to add or remove a series by an amended schedule;

WHEREAS, in order to effect the purposes of this Plan the Trust has been authorized to enter into a Distribution Agreement with Jackson National Life Distributors, Inc. (the "Distributor") pursuant to which the Distributor will serve as distributor of the securities of the Series;

WHEREAS, any benefits that may be obtained from brokerage commissions are assets of the Trust, and the Trust wishes, pursuant to Rule 12b-1 under the Act, to utilize such assets in furtherance of the distribution of the Trust's shares, through the sale of the Variable Contracts; and

WHEREAS, the Board has determined that, to the extent that the use of these benefits earned by a Series under this Plan results in the increased distribution of the Trust's shares or the Variable Contracts, a benefit in the form of potential economies of scale should inure to that Series and to the other Series offered by the Trust;

NOW, THEREFORE, this Brokerage Enhancement Plan is adopted by the Trust on behalf of the Series, in accordance with Rule 12b-1 under the Act, on the following terms and conditions:

1.  The Trust is authorized to enter into agreements or arrangements pursuant to


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which the Trust may direct Jackson National Asset Management, LLC, ("JNAM"), in its capacity as the Trust's investment adviser, and each of the sub- advisors retained by JNAM (and approved by the Trust) to manage certain of the Series (each a "Sub-Advisor"), acting as agents for the Trust or its Series.

         a. To place orders for the purchase or sale of portfolio securities with the Distributor or other broker-dealers that have agreed to direct a portion of the brokerage commissions paid by the Series to introducing brokers ("Brokerage Payments") to be used directly or indirectly to finance the distribution of the Trust's shares; or

         b. To allocate transactions for the purchase or sale of portfolio securities or other assets to broker-dealers, and receive, in addition to execution of the brokerage transaction, credits, benefits or other services from the broker-dealer ("Brokerage Credits") that can be used directly or indirectly to promote the distribution of the Trust's shares;

         in each case, provided that JNAM or the Sub-Advisor must reasonably believe that the Distributor or broker-dealer (or the clearing broker of either) will execute the transaction in a manner consistent with standards of best execution, as described in the Registration Statement for the Trust, as amended from time to time.



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2. The Trust is authorized to expend Brokerage Credits and Brokerage Payments to compensate the Distributor and other broker-dealers for the cost and expense of certain distribution-related activities or to procure from, or otherwise induce, the Distributor and other broker-dealers to provide services, where such activities or services are intended to promote the sale of the Trust's shares, either directly or indirectly through the sale of the Variable Contracts. Such activities or services may be provided by the Distributor or broker-dealer to
which  a  purchase  or  sale   transaction  has  been  allocated  (the  directed
broker-dealer) or by another broker-dealer or other party at the direction of the Distributor or directed broker-dealer. The activities or services which may be procured with Brokerage Credits and Brokerage Payments include, but are not limited to (i) developing, preparing, printing, and mailing of advertisements, sales literature and other promotional material describing and/or relating to the Trust, the Series, or the Variable Contracts; (ii) printing and mailing of Trust prospectuses, statements of additional information, any supplements thereto and shareholder reports for existing and prospective Variable Contract owners; (iii) holding or participating in seminars and sales meetings designed to promote the distribution of shares of the Trust, the Series or the Variable Contracts, including materials intended either for broker-dealer only use or for retail use; (iv) providing information about the Trust, its Series or the Variable Contracts, or mutual funds or variable contracts in general, to registered representatives of broker-dealers; (v) providing assistance to broker-dealers that are conducting due diligence on the Trust or its Series or the Variable Contracts; (vi) payment of marketing fees or allowances requested by broker-dealers who sell Variable Contracts; (vii) obtaining information and providing explanations to Variable Contract owners regarding Series investment options and policies and other information about the Trust and its Series, including the performance of the Series; (viii) training sales personnel regarding sales of Variable Contracts; (ix) personal service and/or maintenance of the Variable Contract owner accounts; and (x) financing any other activity that is intended to result in the sale of Trust shares or the Variable Contracts.

3. The Trust may direct the Distributor to take appropriate actions to effect the purposes of this Plan, including, but not limited to, (a) directing on behalf of the Trust or a Series and subject to the standards described above, JNAM or a Sub-Advisor to allocate transactions for the purchase or sale of portfolio securities in the manner described in the Plan; (b) compensating a broker-dealer for the cost and expense of certain distribution-related activities or procuring from a broker-dealer or otherwise inducing a broker-dealer to provide services, where such activities or services are intended to promote the sale of shares of the Trust or a Series through the sale of the Variable Contracts, all on behalf of the Trust or a Series. Subject to the standards set forth in Section 1, and subject to applicable law, JNAM and a Sub-Advisor may also direct brokerage transactions to a broker-dealer that is an affiliated person of the Distributor, JNAM or a Sub-Advisor. Provided that any Brokerage Credits or Brokerage Payments directly or indirectly inure to the benefit of those Series which generated the particular Brokerage Credit or Brokerage Payment, any such credits or payments may also inure to the benefit of other Series of the Trust.



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4. This Plan shall not take  effect with  respect to a Series  until it has been approved by (a) a vote of a majority of the outstanding voting securities of that Series; and, together with any related agreements, has been approved by (a) the Trust's Board of Trustees, and (b) those Trustees of the Trust who are not "interested persons" of the Trust (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Rule 12b-1 Trustees"), cast in person at a meeting (or meetings) called, at least in part, for the purpose of voting on this Plan and such related agreements. As additional Series of the Trust are established, this Plan shall not take effect with respect to such Series until the Plan, together with any related agreements, has been approved by votes of a majority of both
(a) the Trust's Board of Trustees and (b) the Rule 12b-1 Trustees cast in person at a meeting called, at least in part, for the purpose of voting on such approval.

5. After approval as set forth in paragraph 4, and any other approvals required pursuant to the Act and Rule 12b-1 thereunder, this Plan shall take effect at the time specified by the Trust's Board of Trustees, or, if no such time is specified by the Trustees, at the time that all approvals necessary have been obtained. The Plan shall continue in full force and effect as to a Series for so long as such continuance is specifically approved at least annually by votes of a majority of both (a) the Board of Trustees and (b) the Rule 12b-1 Trustees of the Trust, cast in person at a meeting called, at least in part, for the purpose of voting on this Plan.

6. The Distributor shall provide to the Trustees of the Trust a written report of the amounts expended or benefits received and the purposes for which such expenditures were made at such frequency as may be required under Rule 12b-1 of the Act.

7. This Plan may be terminated as to the Trust or each Series at any time, without payment of any penalty, by vote of the Trustees of the Trust, by vote of a majority of the Rule 12b-1 Trustees, or by a vote of a majority of the outstanding voting securities of the Series on not more than 30 days' written notice to any other party to the Plan. In addition, all Agreements shall provide that such Agreement shall terminate automatically in the event of its assignment.

8. This Plan may not be amended in any material respect unless such amendment is approved by a vote of a majority of both (a) the Trust's Board of Trustees and
(b) the Rule 12b-1 Trustees cast in person at a meeting called, at least in part, for the purpose of voting on such approval. The Plan may not be amended to increase materially the amount to be spent for distribution unless such amendment is approved by a majority of the outstanding voting securities of the pertinent Series and by a majority of both (a) the Trust's Board of Trustees and
(b) the Rule 12b-1 Trustees cast in person at a meeting called, at least in part, for the purpose of voting on such approval; PROVIDED HOWEVER, that increases in amounts spent for distribution by virtue of a greater amount of Brokerage Credits or Brokerage Payments generated by the Trust shall not be deemed to constitute a material increase in the amount to be spent for distribution.

9. While this Plan is in effect, the selection and nomination of Trustees who are not "interested persons" (as defined in the Act) of the Trust shall be committed to the discretion of the Trustees who are not interested persons.



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10. The Trust shall  preserve  copies of this Plan and related  agreements for a period of not less than six years from the date of termination of the Plan or related agreements, the first two years in an easily accessible place; and shall preserve all reports made pursuant to paragraph 6 hereof for a period of not less than six years, the first two years in an easily accessible place.

11. The provisions of this Plan are severable as to each Series, and any action to be taken with respect to this Plan shall be taken separately for each Series affected by the matter.

Date:  October 4, 2001

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                                   SCHEDULE A

JNL/Alger Growth Series
JNL/Alliance Growth Series
AIM/JNL Value II Series
AIM/JNL Small Cap Growth Series
AIM/JNL Large Cap Growth Series
JNL/Eagle Core Equity Series
JNL/Eagle SmallCap Equity Series
JNL/J.P. Morgan Enhanced S&P 500 Stock Index Series
JNL/J.P. Morgan International & Emerging Markets Series
JNL/Janus Aggressive Growth Series
JNL/Janus Balanced Series
JNL/Janus Capital Growth Series
JNL/Janus Global Equities Series
JNL/Janus Growth & Income Series
JNL/Oppenheimer Global Growth Series
JNL/Oppenheimer Growth Series
JNL/PIMCO Total Return Bond Series
JNL/Putnam Growth Series
JNL/Putnam International Equity Series
JNL/Putnam Mid-Cap Growth Series
JNL/Putnam Value Equity Series
Lazard/JNL Mid Cap Value Series
Lazard/JNL Small Cap Value Series
Mellon Capital Management/JNL S&P 500 Index Series
Mellon Capital Management/JNL S&P 400 Mid Cap Index Series
Mellon Capital Management/JNL Small Cap Index Series
Mellon Capital Management/JNL International Index Series
Mellon Capital Management/JNL Bond Index Series
PPM America/JNL Balanced Series
PPM America/JNL High Yield Bond Series
Salomon Brothers/JNL Balanced Series
Salomon Brothers/JNL Global Bond Series
Salomon Brothers/JNL High Yield Bond Series
Salomon Brothers/JNL U.S. Government & Quality Bond Series
T. Rowe Price/JNL Established Growth Series
T. Rowe Price/JNL Mid-Cap Growth Series
T. Rowe Price/JNL Value Series

October 4, 2001